SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 7, 2011

TECHS LOANSTAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	133-143630	20-4682058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

319 Clematis Street, Suite 703, West Palm Beach, Florida 33401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (561) 514-9042

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On November 7, 2011, the Registrant retained Dr. Reid Jilek as Chairman of its’ Scientific and Business Advisory Boards.

Dr. Jilek, age 61, has been since 1994 a senior partner with Asia Pacific Alliance Company (“APAC”), a Healthcare Advisory and Consulting Company. Dr. Jilek is responsible for providing technical and professional advice regarding, but not limited to all aspects of pharmaceutical, diagnostic and medical device development, as well as identifying partners, and joint ventures, mergers and acquisition, and funding sources. From 1992 to 1994 Dr. Jilek was the VP Worldwide Market Development for Transgenic Sciences Inc.  From 1990 to 1992 Dr. Jilek was VP Business Development for Frederick Research Center. Prior thereto and from 1981 Dr. Jilek held various positions with Bio-Research Laboratories in Montreal, Quebec, Canada. His positions and responsibilities included managing contract development, Director and VP of sales and marketing and VP Market Development.

Since 2009, Dr. Jilek has been a VP Business Development at Eveia Medical, Inc., a medical diagnostics Company.  Dr. Jilek has advanced degrees in both the life science and engineering disciplines. Dr. Jilek currently serves as a member of the board of directors at AccuRead Endoscopy (since 2010), a medical device Company, G2 Healthcare Fund (since 2010), a hospital development Company, Biosyb (since 2008), a pharmaceutical Company, Dibal (since 2008), a nutritional products Company and Glutamal (since 2008),an antimicrobial product Company in Cologne, Germany.  Additionally, Dr. Jilek serves on various Scientific Advisory Boards in the healthcare industry and has served in his career on the Board of Directors, Scientific or Medical Advisory Boards for more than 40 companys worldwide. He received his MS Degrees in Physiology and Biomedical Engineering and PhD in Pathology.

The Company has agreed to issue Dr. Jilek 25,000,000 restricted shares of the Company’s common stock and upon the successful conclusion of a minimum capital raise of $500,000 the Company will compensate Dr. Jilek $5,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHS LOANSTAR, INC

Dated: November 9, 2011	By:	/s/ G. Landon Feazell
G. Landon Feazell
President

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